As filed with the Securities and Exchange Commission on February 22, 2016

Registration No. 333-204855

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2
ON
FORM S-8 TO FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
ATLANTIC CAPITAL BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Georgia	3280 Peachtree Road NE, Suite 1600 Atlanta, Georgia 30305	20-5728270
(State or other jurisdiction of incorporation or organization)	(Address of principal executive offices, including zip code)	(I.R.S. Employer Identification No.)

FIRST SECURITY GROUP, INC. 401(k) AND EMPLOYEE STOCK OWNERSHIP PLAN
(Full title of the plan)
Patrick T. Oakes
Executive Vice President and Chief Financial Officer
Atlantic Capital Bancshares, Inc..
3280 Peachtree Road NE, Suite 1600
Atlanta, Georgia 30305
(404) 995-6050
(Name, address and telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐		Accelerated Filer	☐
Non-accelerated filer	☒	(Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF UNSOLD SECURITIES
This Post-Effective Amendment No. 2 (the “Post-Effective Amendment”) relates to the Registration Statement on Form-S-8 (Registration No. 333-204855) filed by Atlantic Capital Bancshares, Inc. (the “Company”) on November 2, 2015 (the “Registration Statement”), which registered, among other items, the offer and sale of 50,000 shares of common stock of the Company (the “Common Stock”) under the First Security Group, Inc. 401(k) and Employee Stock Ownership Plan (the “401(k) ESOP”).
Shares of Company Common Stock have been eliminated as an investment option under the 401(k) ESOP, and all such shares previously held in the 401(k) ESOP have been liquidated. The 401(k) ESOP has further been amended to reflect such changes and merged into a 401(k) plan of the Company. In accordance with the undertaking contained in the Registration Statement pursuant to Item 512 of Regulation S-K, this Post-Effective Amendment is being filed to deregister and remove all of the previously registered shares of Common Stock that remain unissued and unsold under the Registration Statement as of the date hereof. The Registration Statement remains in effect for the other plans and securities registered therein.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Atlanta, State of Georgia, on this 22nd day of February, 2016.

ATLANTIC CAPITAL BANCSHARES, INC.

By:	/s/ Patrick T. Oakes
Name:	Patrick T. Oakes
Title:	Executive Vice President & Chief Financial Officer